EXHIBIT 11
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                      SPARTECH CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF NET EARNINGS PER COMMON SHARE
                    (In thousands, except per share amounts)
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                                                        Fiscal Year Ended

                                                  Oct 30,  Oct 31,  Nov. 1,
                                                   1999     1998      1997
NET EARNINGS

Basic net earnings applicable to common shares   $43,071  $33,720   $25,493
Add:  Distributions on Preferred Securities,       1,280        -         -
net of tax
 Diluted net earnings
                                                  $44,351  $33,720  $25,493
WEIGHTED AVERAGE SHARES OUTSTANDING
    Weighted average common shares outstanding     27,038   26,807    26,418
    Add Shares issuable from assumed exercise of    1,075        -         -
Preferred Stock
    Add: Shares issuable from assumed exercise      1,869    1,802     1,420
of options and warrants
   Diluted weighted average common shares
outstanding                                        29,982   28,609    27,838
NET EARNINGS PER COMMON SHARE
   Basic                                           $ 1.59    $1.26      $.96
   Diluted                                         $ 1.48    $1.18      $.92

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